Exhibit 99.1

SEVERN BANCORP, INC.
COMMON STOCK OPTION AGREEMENT

This Common Stock Option Agreement (this "Agreement") is entered into this ____ day of ____________, 2006, by and between Severn Bancorp, Inc., a Maryland corporation ("Bancorp") and ("Optionee") (all capitalized terms not defined herein shall have the meanings ascribed to them in the Plan).

A. The Board of Directors of Bancorp has adopted a Stock Option and Incentive Plan (the "Plan").

B. The Board of Directors of Bancorp considers it desirable and in the best interest of Bancorp that the Optionee be given an opportunity to purchase shares of Bancorp Common Stock in furtherance of the Plan to provide additional incentive for the Optionee to promote the success of Bancorp.

NOW, THEREFORE, in consideration of the foregoing premises, it is agreed as follows:

1. Grant of Option. Bancorp hereby grants to the Optionee the right, privilege, and Option to purchase (___) shares of Bancorp Common Stock, at a purchase price of ___ Dollars ($___) per share in the manner and subject to the conditions hereinafter provided. Said purchase price was not less than the fair market value of the shares of Bancorp Common Stock from the Effective Date of the Plan.

2. Period of Exercise of Option.

(a) The Option granted to the Optionee hereunder (i) shall become vested and exercisable, on a cumulative basis, with respect to 20% of the Optioned Shares upon each of the first five anniversary dates of the date of the grant, which was February 21, 2006, provided that vesting shall not occur on a particular date if the Optionee’s Continuous Service has terminated on or before such date and (ii) shall be exercisable for a period of five (5) years from the Effective Date, which was February 21, 2006.

(b) The Option may be exercised by Optionee only while the Optionee is an Employee or a Director that has maintained Continuous service from the Effective Date, or within three (3) months after termination of such Continuous Service (but not later than the date on which the Option would otherwise expire), except if the Optionee's continuous Service terminates by reason of:

(1) "Just Cause" which for purposes hereof shall have the meaning set forth in any unexpired employment agreement between the Optionee and Bancorp and/or the Bank (and in the absence of any such agreement, shall mean termination because of the Optionee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, then the Optionee's rights to exercise such Option shall expire on the date of such termination;

(ii) death, then all Options of the deceased Optionee shall become immediately exercisable and may be exercised within two (2) years from the date of Optionee's death (but not later than the date on which the Option would otherwise expire) by the personal representative(s) of Optionee's estate, or the person(s) to whom the rights under such Option shall have passed by will or by laws of descent and distribution; and

(iii) Permanent and Total Disability (as such term is defined in Section 22(e)(3) of the Code), then all Options of the disabled Optionee shall become immediately exercisable and may be exercised within one (1) year from the date of such Permanent and Total Disability, but not later than the date on which the Option would otherwise expire.

(iv) Change of control, then all outstanding options shall become immediately exercisable, as determined by the Option Committee in its sole discretion.

3. Method of Exercise. The Optionee may exercise Options, subject to provisions relative to its termination and limitations on its exercise, only by (i) written notice of intent to exercise the Option with respect to a specified number of Bancorp Common Stock shares; and (ii) payment to Bancorp (contemporaneously with delivery of such notice) in cash, Bancorp Common Stock, or a combination of cash and Bancorp Common Stock, of the amount of the Exercise Price for the number of Bancorp Common Stock shares with respect to which the Option is then being exercised. Each such notice (and payment where required) shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Treasurer of Bancorp at Bancorp's executive offices. Bancorp Common Stock utilized in full or partial payment of the Exercise Price for Options shall be valued at its Market Value at the date of exercise. An Option may not be exercised for a fractional share of Bancorp Common Stock.

4. Non-Transferability of Options. Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, or pursuant to the terms of a "qualified domestic relations order" (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder). The Option may be exercised only by the Optionee, the Optionee's personal representative(s), or a permitted transferee.

5. Stock Adjustment. The shares of Bancorp Common Stock for which Optionee is granted an Option to purchase pursuant to this Agreement shall be proportionately adjusted for any increase, decrease, change, or exchange of shares of Bancorp Common Stock for a different number or kind of shares or other securities of Bancorp which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares of Bancorp Common Stock is changed without the receipt or payment of consideration by Bancorp.

6. Conditions upon Issuance of Shares. Shares of Bancorp Common Stock shall not be issued with respect to any Option unless the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the shares may then be listed.

7. Terms of Plan. By entering into this Agreement, the Optionee understands and agrees that the terms of the Option shall be governed by the terms and restrictions of the Plan and this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

WITNESS/ATTEST    SEVERN BANCORP, INC.

________________________  By:_____________________________
    Alan J. Hyatt, President

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